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THE LAMSON & SESSIONS CO. AND SUBSIDIARIES

EXHIBIT (11) - EARNINGS-PER-SHARE CALCULATION

The following table sets forth the computation of basic and diluted earnings per share:

(DOLLARS AND SHARES IN THOUSANDS)


                                                           FIRST QUARTER ENDED
                                                           -------------------
                                                            1999        1998
                                                           -------------------
BASIC EARNINGS (LOSS)-PER-SHARE COMPUTATION
-------------------------------------------

Net Income (Loss)                                          $  2,724   $   (326)
                                                           ========   ========

Average Common Shares Oustanding                             13,445     13,416
                                                           ========   ========

Basic Earnings (Loss) Per Share                            $   0.20   $  (0.02)
                                                           ========   ========

DILUTED EARNINGS (LOSS)-PER-SHARE COMPUTATION
---------------------------------------------
Net Income (Loss)                                          $  2,724   $   (326)
                                                           ========   ========

Basic Shares Oustanding                                      13,445     13,416

Stock Options Calculated Under the Treasury Stock Method         14          -
                                                           --------   --------

Total Shares                                                 13,459     13,416

Diluted Earnings (Loss) Per Share                          $   0.20   $  (0.02)
                                                           ========   ========


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